Exhibit 99.1
GILLA INC. SIGNS LETTER OF INTENT FOR MINING PROPERTY IN THE PHILIPPINES
Carson City, Nevada. July 11, 2007: Gilla Inc. (“Gilla”) (OTCBB: GLLA) announced today it has entered into a non-binding Letter of Intent with Eastmark Limited (“Eastmark”), a private corporation, for the proposed acquisition by Gilla of a 100% interest in all mineral exploration, development and production rights to Mineral Production Sharing Agreement 190 (“MPSA 190”), located in the municipality of Barobo, in the province of Surigao del Sur, Philippines. Preliminary work has been conducted on the property by Alron Geo-Environmental Specialists, Inc. of Cebu City, Philippines.
The proposed acquisition is subject to certain conditions, including due diligence, the execution of a definitive agreement and approval of the acquisition by the board of directors and consent from a majority of shareholders of the respective companies as well as all regulatory and other approvals. The terms of the acquisition are outlined in a Letter of Intent (“LOI”) dated July 11, 2007.
Terms of the LOI include amongst others:
a) the issuance of 4,000,000 Common Shares of Gilla to Eastmark;
b) the raising of US$3,000,000 through the Private Placement of Gilla Common Shares at US$1.25 per Common Share. Out of the amount raised, US$1,000,000 will go towards outstanding payments on the property and the balance of the proceeds shall be used for further exploration and development of MPSA 190 and working capital;
c) the appointment to the board of directors of Gilla of a number of individuals with established credentials and expertise in natural resources. The new board of directors will include: Mr. Andrew Mullins, Mr. Larry Youell and Mr. Riaz Sumar.
Gilla has also received approval from a majority of its shareholders to spin off its two wholly owned subsidiaries, 6409059 Canada Inc. and Polar Bear Mining Corp. and dividend the common shares of those subsidiaries to its shareholders of record as of July 23, 2007, in a manner reflecting the proportionate interest held by each Gilla shareholder. The appropriate filings will follow. The spin off and dividend are not related to the acquisition and is expected to close on or prior to completion of the acquisition. Following the spin off, Polar Bear Mining Corp. will primarily be engaged in acquiring international resources while 6409059 Canada Inc. will hold the lease to its mining camp in Ontario and will continue to investigate potential mineral acquisitions in Canada.
Gilla Inc.
Gilla Inc. a Nevada Corporation, is a mineral-property development company specializing in acquiring and consolidating mineral properties with production potential and future growth through exploration discoveries. Acquisition and development emphasis is focused on properties containing gold and other strategic minerals.

Contact:	Linda Kent
Corporate Secretary / Treasurer
(416) 884-8807
The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could actual results to differ materially.
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as are described in the Company’s annual report.